Exhibit 99.1

FINAL:  For Release

NEW YORK & COMPANY, INC. UPDATES THIRD QUARTER FISCAL 2010 GUIDANCE

Comparable Store Sales Increase 3.6% in the Third Quarter

New York, New York — November 4, 2010 — New York & Company, Inc. [NYSE: NWY], a specialty apparel chain with 579 retail stores, today announced that based on preliminary unaudited results for the third quarter ended October 30, 2010, it expects net income per diluted share in the range of $0.01 to $0.03, which includes earnings of approximately $0.06 per diluted share related to certain non-operating adjustments which are detailed below.  This compares to a net loss of $0.11 per diluted share in the prior year, which included a previously disclosed non-operating loss of approximately $0.01 per diluted share.  Additionally, the Company introduced its preliminary outlook for the fourth quarter of fiscal year 2010.

Regarding its revised outlook for the third quarter of fiscal year 2010, the Company provided the following information:

•                  Comparable store sales increased 3.6%.

•                  Merchandise margins are projected to increase from last year reflecting lower levels of promotional activity.

•                  Gross margin is expected to exceed prior year levels.

•                  Selling, general and administrative expenses are expected to increase slightly from last year to support the higher than anticipated level of sales and due to the inclusion of separation costs associated with recent management changes.  Excluding these separation costs, selling, general and administrative expenses as a percentage of net sales is expected to decrease year-over-year.

•                  As previously anticipated, the Company expects to record adjustments to its deferred tax valuation allowance resulting in an effective tax rate of 0% for the third quarter and the foreseeable future.  As described below, third quarter also included unusual tax benefits of $6.1 million related to a change in accounting methods for tax purposes.

•                  Cash-on-hand at quarter-end is expected to be approximately $22 million.  As previously anticipated, the Company expects to end the third quarter with less than $10 million of borrowings outstanding under its $90 million revolving credit facility.

•                  Inventory is expected to be down approximately 4% versus the prior year’s level.

As referenced above, the Company expects to record earnings of $3.9 million, or $0.06 per diluted share, resulting from certain non-operating adjustments recorded during the third quarter of fiscal year 2010, as described below:

•                  A tax benefit of $6.1 million related to a change in accounting methods for tax purposes, which will result in a reduction of the depreciable life of certain assets, and a refund of amounts previously paid with a corresponding adjustment to the Company’s valuation allowance against its deferred tax assets.

•                  Expenses of $1.2 million to record a valuation allowance against deferred tax assets generated during the third quarter.

•                  Approximately $1.0 million of separation expenses related to recent management changes.

While the Company is pleased with the positive customer response to its fall product offerings, it believes the economic environment will remain challenging.  The retail environment is highly promotional and the Company remains cautious with its outlook and has planned its inventory accordingly.  As a result, for the fourth quarter of fiscal year 2010 the Company expects operating profit to approximate year-ago levels.  Cash-on-hand at year-end is expected to build significantly versus cash-on-hand at third quarter-end and the Company expects to have no borrowings outstanding under its revolving credit facility.

Further commentary on third quarter results and the Company’s outlook for the fourth quarter and full fiscal year will be provided as part of the Company’s regularly scheduled third quarter earnings release and conference call on November 18, 2010.

Forward Looking Statements: This press release contains certain forward looking statements including with respect to our guidance for the second half of fiscal year 2010.  Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict”, and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to: (i) performance of our stores, including comparable store sales; (ii) the impact of general economic conditions and their effect on consumer confidence and spending patterns, which have deteriorated significantly and may continue to do so for the foreseeable future; (iii) our ability to successfully maintain our restructuring and cost reduction program; (iv) the current economic conditions could negatively impact the Company’s merchandise vendors and their ability to deliver products; (v) our ability to open and operate stores successfully; (vi) seasonal fluctuations in our business; (vii) our ability to anticipate and respond to fashion trends; (viii) our dependence on mall traffic for our sales; (ix) competition in our market, including promotional and pricing competition; (x) our ability to retain, recruit and train key personnel; (xi) our reliance on third parties to manage some aspects of our business; (xii) our reliance on foreign sources of production; (xiii) our ability to protect our trademarks and other intellectual property rights; (xiv) our ability to maintain, and our reliance on, our information technology infrastructure; (xv) the effects of government regulation; (xvi) the control of the company by our sponsors and any potential change of ownership of those sponsors; and (xvii) other risks and uncertainties as described in our documents filed with the SEC, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to revise the forward looking statements included in this press release to reflect any future events or circumstances.

New York & Company, Inc.

Suzanne Rosenberg

Director, Investor Relations

212-884-2140

Investor/Media Contact:

ICR, Inc.

(203) 682-8200

Investor: Allison Malkin

Media: Kellie Baldyga

About New York & Company, Inc.

New York & Company, Inc. is a leading specialty retailer of women’s fashion apparel and accessories offering “NY Style” at Great Deals. The Company’s proprietary branded New York & Company ® merchandise is sold exclusively through its national network of New York & Company retail stores and E-commerce store at www.nyandcompany.com. The Company currently operates 579 stores in 43 states. Additionally, certain product, press release and SEC filing information concerning the Company is available at the Company’s website: www.nyandcompany.com.